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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of The Learning Company, Inc. (formerly known as SoftKey International Inc.) on Form S-3 of our report dated February 9, 1998, except as to note 12 which is as of March 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of valuation and qualifying accounts of The Learning Company, Inc. as of January 3, 1998 and January 4, 1997 and for each of the three fiscal years in the period ended January 3, 1998, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                             /s/ Coopers & Lybrand L.L.P.
                                             COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
March 16, 1998